UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2004

Generex Biotechnology Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25169	82-049021
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Harbor Square, Suite 202, Toronto, Ontario Canada M5J 2G2
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 416/364-2551

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 24, 2004, Generex Biotechnology Corporation received notice from The Nasdaq Stock Market informing Generex that it does not comply with Market Place Rule 4310(c)(4), which requires Generex to have a minimum bid price per share of at least $1.00 for thirty (30) consecutive business days.

In accordance with Marketplace Rule 4310(c)(8)(D), Generex has 180 calendar days, or until May 23, 2005, to regain compliance with the Rule. If, at anytime prior to May 23, 2005, the bid price of Generex’s common stock closes at $1.00 per share or more for a minimum period of ten (10) consecutive business days, Generex will regain compliance with the Rule.

In its recent filings with the Securities and Exchange Commission, Generex has discussed certain financing transactions and other activities in which it is currently engaged or in the process of negotiating. Generex believes that if it can consummate the financing transactions and complete the other activities, investor confidence in Generex will increase, which would have a positive effect on its stock price, such that its common stock would meet the minimum bid price requirement under Market Place Rule 4310(c)(4).

In the event compliance with Market Place Rule 4310(c)(4) cannot be demonstrated by May 23, 2005, the Staff will determine whether Generex meets The Nasdaq SmallCap Market initial listing criteria as set forth in Market Place Rule 4310(c), except for the bid price requirement. If Generex meets the initial listing criteria, the Staff will grant an additional 180 calendar day period for Generex to regain compliance. If Generex cannot regain compliance and is not eligible for an additional compliance period, the Staff will notify Generex that its securities will be delisted, at which time Generex may appeal the Staff’s determination to a Listing Qualifications Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION

Dated: December 1, 2004	By: /s/ Rose C. Perri
Rose C. Perri
Chief Operating Officer
(principal financial officer)